Exhibit 99.1

Investor Contact:	Media Contact:
Raj Mehan	Jeanine Holquist
Investor Relations	Public Relations
(616) 698-4734	(616) 698-3765

Steelcase reports fourth quarter EPS of $0.22; Full year EPS grows 29 percent
- Announces acceleration of strategic cost reduction actions -

GRAND RAPIDS, Michigan-- (PRNewswire-FirstCall)--March 27, 2008--Steelcase Inc. (NYSE: SCS) today announced fourth quarter and fiscal year 2008 financial results. Steelcase reported fourth quarter revenue growth of 15.8 percent to $901.3 million. Net income of $30.6 million, or $0.22 per share, compared to $29.3 million or $0.20 per share in the prior year. The company also announced the acceleration of various strategic cost reduction actions over the next nine to twelve months, which are expected to generate annualized savings of approximately $25 million after-tax.

For fiscal 2008, revenue grew 10.4 percent over the prior year to $3.4 billion, and earnings per share increased 29.2 percent over the same period to $0.93.

“Fiscal 2008 marked another year of improved profitability and fitness of the business,” said James P. Hackett, president and CEO. “We are pleased with the improvements each business segment is making in its operating efficiency while pursuing targeted growth strategies.”

Fourth Quarter Results

Reported revenue of $901.3 million for the fourth quarter increased 15.8 percent, compared to $778.4 million in the prior year quarter. The increase in revenue was largely driven by the International segment which grew 32.6 percent over the prior year and represented 30.9 percent of reported revenue in the current quarter. In addition, revenue benefited from an extra shipping week in the current quarter and approximately $26 million of favorable currency translation effects compared to the prior year.

Net income increased to $30.6 million, or $0.22 per share in the fourth quarter of fiscal 2008, lower than company estimates of $0.23 to $0.28 per share. Current quarter net income was negatively impacted by specific operational challenges in the International segment and lower cash surrender value appreciation on company-owned life insurance policies in the North America segment. The company reported earnings per share of $0.20 in the prior year, which included $(6.1) million of after-tax restructuring costs. In addition, the prior year included favorable tax adjustments and goodwill and intangible asset impairment charges, which, when combined with related adjustments to variable compensation expense, had the net effect of increasing last year's fourth quarter net income by $10.8 million.

Cost of sales was reduced to 68.2 percent of sales in the fourth quarter, a 50 basis point improvement compared to the prior year. The net improvement was a result of increased volume leverage, pricing and the benefits from prior restructuring actions in North America, offset in part by the operational challenges in the International segment and lower cash surrender value appreciation on company-owned life insurance policies. The improvement, in addition to lower restructuring costs, increased gross margin to 31.9 percent in the current quarter from 30.3 percent in the prior year.

Operating expenses were $240.4 million or 26.7 percent of sales compared to $231.3 million or 29.7 percent of sales in the prior year. Prior year expenses included $11.7 million of non-cash intangible asset and goodwill impairment charges. Current quarter operating expenses reflect the costs associated with an extra week of operations, increased spending on longer-term growth initiatives, the unfavorable impact of currency translation effects and lower cash surrender value appreciation on company-owned life insurance policies. These increases were offset in part by lower variable compensation costs.

Operating income of $46.8 million in the fourth quarter compared with $2.8 million in the prior year, which included $(9.3) million of restructuring costs, in addition to the items previously noted.

Fiscal Year 2008 Results

Revenue for fiscal 2008 increased 10.4 percent to $3.4 billion compared to $3.1 billion last year. Fiscal 2008 revenue included an extra shipping week due to the timing of the fiscal year-end, approximately $73 million from favorable currency translation effects and $(70.1) million from dealer deconsolidations, net of acquisitions, as compared with the prior year.

Reported net income increased 24.6 percent to $133.2 million or $0.93 per share. Net income in fiscal 2007 was $106.9 million, or $0.72 per share, which included net restructuring costs of $(15.6) million after-tax.

Operating income of $202.8 million compared with $113.7 million in the prior year, which included $(23.7) million of pre-tax restructuring costs. Operating income excluding restructuring costs was $202.4 million versus $137.4 million in the prior year.

Cash and short-term investments aggregated $264.0 million at the end of fiscal 2008. During the year, the company returned nearly $500 million to shareholders in the form of regular quarterly dividends, a special cash dividend of $247.5 million in January 2008 and share repurchases of $165.3 million throughout the year. Total debt at the end of the fiscal year was $258.7 million.

“From an operational perspective, the fundamentals of our business remain strong,” said David C. Sylvester, vice president and CFO. “However, various economic indicators suggest our industry may continue to moderate in the near-term and face increasing inflationary headwinds at the same time. As a result, we intend to take this opportunity to accelerate various strategic actions to improve our operating margins.” Mr. Sylvester continued, “The actions, which will take place over the next nine to twelve months, are targeted toward further modernizing our industrial system, improving the profitability at PolyVision and rebalancing our workforce to better align with our growth opportunities.”

Outlook

The company expects first quarter fiscal 2009 revenue growth to be in a range of plus or minus two percent compared to the prior year. The International segment is expected to continue its expansion, while the North America segment is expected to be impacted by on-going economic uncertainty in the U.S. and the effect of dealer deconsolidations within the last four quarters.

Steelcase expects to report earnings per share for the first quarter of fiscal 2009 between $0.14 and $0.19, including restructuring costs of approximately $(7) million after-tax. These estimates reflect increasing inflationary concerns and potential disruption associated with the planned restructuring actions. The company reported earnings per share of $0.23 in the first quarter of the prior year, including restructuring costs of $(1.1) million after-tax.

The company is not providing full year revenue or earnings estimates. However, it is estimating full year restructuring costs of $25 to $30 million after-tax, including the amounts estimated above for the first quarter. These anticipated charges relate primarily to planned facility closures, production moves and specific workforce reductions within our North America segment and Other category. The restructuring actions, once completed, are expected to generate annualized savings of approximately $25 million after-tax.

Mr. Hackett concluded, “Our company has an established track record of implementing the changes necessary to improve profitability and shareholder value.  The execution of our growth strategies around the world requires improved fitness in all areas of our business, particularly in uncertain economic times. The actions we are announcing today will help us do just that.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 29, 2008	February 23, 2007	% Change	February 29, 2008	February 23, 2007	% Change

Revenue
North America (1)	$492.3	$448.7	9.7%	$1,996.9	$1,856.1	7.6%
International (2)	278.2	209.8	32.6%	893.8	735.8	21.5%
Other (3)	130.8	119.9	9.1%	530.1	505.5	4.9%
Consolidated Revenue	$901.3	$778.4	15.8%	$3,420.8	$3,097.4	10.4%

Operating Income
North America	$33.6	$7.2		$173.7	$103.0
International	17.7	14.2		57.0	34.2
Other	1.1	(11.6)		(1.6)	3.5
Corporate (4)	(5.6)	(7.0)		(26.3)	(27.0)
Consolidated Operating Income	$46.8	$2.8		$202.8	$113.7

Operating Income Percent	5.2%	0.4%		5.9%	3.7%

Business Segment Footnotes -
(1) The North America segment consists of the Steelcase Group, Turnstone and Nurture by Steelcase.
(2) The International segment includes all manufacturing and sales operations outside the U.S. and Canada.
(3) The Other category includes the Premium Group, PolyVision, IDEO  and Financial Services subsidiaries.
(4) Corporate expenses include the executive function and portions of shared services functions such as human resources, finance, legal, research and development and corporate facilities.

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 29, 2008		February 23, 2007		February 29, 2008		February 23, 2007

Revenue	$901.3	100.0%	$778.4	100.0%	$3,420.8	100.0%	$3,097.4	100.0%
Cost of sales	614.4	68.2	535.0	68.7	2,295.3	67.1	2,128.2	68.7
Restructuring (benefits) costs	(0.3)	(0.1)	7.2	1.0	(0.4)	-	21.3	0.7
Gross profit	287.2	31.9	236.2	30.3	1,125.9	32.9	947.9	30.6
Operating expenses	240.4	26.7	231.3	29.7	923.1	27.0	831.8	26.8
Restructuring costs	-	-	2.1	0.2	-	-	2.4	0.1
Operating income	$46.8	5.2%	$2.8	0.4%	$202.8	5.9%	$113.7	3.7%

Gross profit, as reported	$287.2	31.9%	$236.2	30.3%	$1,125.9	32.9%	$947.9	30.6%
Restructuring (benefits) costs	(0.3)	(0.1)	7.2	1.0	(0.4)	-	21.3	0.7
Gross profit, excluding
restructuring items	$286.9	31.8%	$243.4	31.3%	$1,125.5	32.9%	$969.2	31.3%

Operating income, as reported	$46.8	5.2%	$2.8	0.4%	$202.8	5.9%	$113.7	3.7%
Restructuring (benefits) costs	(0.3)	(0.1)	9.3	1.2	(0.4)	-	23.7	0.8
Operating income, excluding
restructuring items	$46.5	5.1%	$12.1	1.6%	$202.4	5.9%	$137.4	4.5%

North America
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 29, 2008		February 23, 2007		February 29, 2008		February 23, 2007

Revenue	$492.3	100.0%	$448.7	100.0%	$1,996.9	100.0%	$1,856.1	100.0%
Cost of sales	341.6	69.4	316.8	70.6	1,365.0	68.4	1,307.9	70.5
Restructuring (benefits) costs	(1.2)	(0.3)	7.7	1.7	0.8	-	18.5	1.0
Gross profit	151.9	30.9	124.2	27.7	631.1	31.6	529.7	28.5
Operating expenses	118.3	24.1	115.3	25.7	457.4	22.9	425.0	22.9
Restructuring costs	-	-	1.7	0.4	-	-	1.7	0.1
Operating income	$33.6	6.8%	$7.2	1.6%	$173.7	8.7%	$103.0	5.5%

Gross profit, as reported	$151.9	30.9%	$124.2	27.7%	$631.1	31.6%	$529.7	28.5%
Restructuring (benefits) costs	(1.2)	(0.3)	7.7	1.7	0.8	-	18.5	1.0
Gross profit, excluding
restructuring items	$150.7	30.6%	$131.9	29.4%	$631.9	31.6%	$548.2	29.5%

Operating income, as reported	$33.6	6.8%	$7.2	1.6%	$173.7	8.7%	$103.0	5.5%
Restructuring (benefits) costs	(1.2)	(0.3)	9.4	2.1	0.8	-	20.2	1.1
Operating income, excluding
restructuring items	$32.4	6.5%	$16.6	3.7%	$174.5	8.7%	$123.2	6.6%

International
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 29, 2008		February 23, 2007		February 29, 2008		February 23, 2007

Revenue	$278.2	100.0%	$209.8	100.0%	$893.8	100.0%	$735.8	100.0%
Cost of sales	190.1	68.3	138.0	65.8	597.1	66.8	490.0	66.6
Restructuring (benefits) costs	-	-	(0.5)	(0.3)	(2.0)	(0.2)	2.8	0.4
Gross profit	88.1	31.7	72.3	34.5	298.7	33.4	243.0	33.0
Operating expenses	70.4	25.3	58.1	27.7	241.7	27.0	208.7	28.4
Restructuring costs	-	-	-	-	-	-	0.1	-
Operating income	$17.7	6.4%	$14.2	6.8%	$57.0	6.4%	$34.2	4.6%

Gross profit, as reported	$88.1	31.7%	$72.3	34.5%	$298.7	33.4%	$243.0	33.0%
Restructuring (benefits) costs	-	-	(0.5)	(0.3)	(2.0)	(0.2)	2.8	0.4
Gross profit, excluding
restructuring items	$88.1	31.7%	$71.8	34.2%	$296.7	33.2%	$245.8	33.4%

Operating income, as reported	$17.7	6.4%	$14.2	6.8%	$57.0	6.4%	$34.2	4.6%
Restructuring (benefits) costs	-	-	(0.5)	(0.3)	(2.0)	(0.2)	2.9	0.4
Operating income, excluding
restructuring items	$17.7	6.4%	$13.7	6.5%	$55.0	6.2%	$37.1	5.0%

Other
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 29, 2008		February 23, 2007		February 29, 2008		February 23, 2007

Revenue	$130.8	100.0%	$119.9	100.0%	$530.1	100.0%	$505.5	100.0%
Cost of sales	82.7	63.2	80.2	66.9	333.2	62.9	330.3	65.3
Restructuring costs	0.9	0.7	-	-	0.8	0.1	-	-
Gross profit	47.2	36.1	39.7	33.1	196.1	37.0	175.2	34.7
Operating expenses	46.1	35.3	50.9	42.5	197.7	37.3	171.1	33.9
Restructuring costs	-	-	0.4	0.3	-	-	0.6	0.1
Operating income (loss)	$1.1	0.8%	$(11.6)	(9.7)%	$(1.6)	(0.3)%	$3.5	0.7%

Gross profit, as reported	$47.2	36.1%	$39.7	33.1%	$196.1	37.0%	$175.2	34.7%
Restructuring costs	0.9	0.7	-	-	0.8	0.1	-	-
Gross profit, excluding
restructuring items	$48.1	36.8%	$39.7	33.1%	$196.9	37.1%	$175.2	34.7%

Operating income (loss), as reported	$1.1	0.8%	$(11.6)	(9.7)%	$(1.6)	(0.3)%	$3.5	0.7%
Restructuring costs	0.9	0.7	0.4	0.3	0.8	0.1	0.6	0.1
Operating income (loss), excluding
restructuring items	$2.0	1.5%	$(11.2)	(9.4)%	$(0.8)	(0.2)%	$4.1	0.8%

Corporate	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 29, 2008		February 23, 2007		February 29, 2008		February 23, 2007

Operating expenses	$5.6		$7.0		$26.3		$27.0

Webcast
Steelcase will discuss fourth quarter and fiscal year 2008 results and business outlook on a conference call and webcast at 11:00 a.m. EDT tomorrow. Links to the webcast are available at www.steelcase.com/ir. Related presentation slides will be available on the company’s website shortly after the press release is issued.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company’s earnings release are: fourth quarter and fiscal year gross margin, excluding restructuring items for the current and prior year in dollars and as a percent of revenue; and fourth quarter and fiscal year operating income, excluding restructuring items for the current and prior year in dollars and as a percent of revenue, on a consolidated basis and for each business segment. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE: SCS) serves customers through a network of over 600 independent dealers and approximately 13,000 employees worldwide. Fiscal 2008 revenue was $3.4 billion. Learn more at www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 29,	February 23,	February 29,	February 23,
	2008	2007	2008	2007

Revenue	$901.3	$778.4	$3,420.8	$3,097.4
Cost of sales	614.4	535.0	2,295.3	2,128.2
Restructuring (benefits) costs	(0.3)	7.2	(0.4)	21.3
Gross profit	287.2	236.2	1,125.9	947.9
Operating expenses	240.4	231.3	923.1	831.8
Restructuring costs	-	2.1	-	2.4
Operating income	46.8	2.8	202.8	113.7
Interest expense	(4.4)	(4.2)	(16.9)	(18.5)
Other income, net	3.9	3.9	25.5	29.4
Income before income taxes	46.3	2.5	211.4	124.6
Income tax expense (benefit)	15.7	(26.8)	78.2	17.7
Net income	$30.6	$29.3	$133.2	$106.9

Basic and diluted per share data:
Basic earnings per share	$0.22	$0.20	$0.93	$0.72
Diluted earnings per share	$0.22	$0.20	$0.93	$0.71
Dividends declared and paid per common share	$1.90	$0.13	$2.35	$0.45
Weighted average shares outstanding - basic	140.1	147.3	142.5	148.5
Weighted average shares outstanding - diluted	140.9	148.8	143.6	149.8

CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	February 29	February. 23,
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$212.5	$527.2
Short-term investments	51.5	33.1
Accounts receivable, net	397.0	352.6
Inventories	146.7	144.0
Other current assets	127.0	172.7
Total current assets	934.7	1,229.6

Property and equipment, net	478.4	477.1
Company-owned life insurance	210.6	209.2
Goodwill and other intangible assets, net	265.6	278.0
Other assets	235.1	205.5
Total assets	$2,124.4	$2,399.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$246.9	$222.0
Short-term borrowings and current portion of long-term debt	7.5	5.1
Accrued expenses:
Employee compensation	181.3	162.7
Employee benefit plan obligations	39.0	34.2
Other	207.7	220.1
Total current liabilities	682.4	644.1

Long-term liabilities:
Long-term debt less current maturities	251.2	251.5
Employee benefit plan obligations	183.3	191.1
Other long-term liabilities	96.6	74.8
Total long-term liabilities	531.1	517.4
Total liabilities	1,213.5	1,161.5

Shareholders’ equity:
Common stock	114.7	259.4
Additional paid in capital	5.0	6.3
Accumulated other comprehensive income (loss)	17.4	(1.3)
Retained earnings	773.8	973.5
Total shareholders’ equity	910.9	1,237.9

Total liabilities and shareholders’ equity	$2,124.4	$2,399.4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	Feb 29,	Feb 23,
	2008	2007

OPERATING ACTIVITIES
Net income	$133.2	$106.9
Depreciation and amortization	92.4	101.4
Changes in operating assets and liabilities	(8.5)	23.1
Impairment adjustment	21.1	11.7
Other, net	11.5	37.4

Net cash provided by operating activities	249.7	280.5

INVESTING ACTIVITIES
Capital expenditures	(79.6)	(58.2)
Changes in investments, net	(43.6)	(33.1)
Proceeds from the disposal of fixed assets	27.5	18.9
Other, net	3.0	20.5

Net cash used in investing activities	(92.7)	(51.9)

FINANCING ACTIVITIES
Repayments of long-term debt, net	(1.3)	(2.9)
Dividends paid	(333.7)	(67.2)
Common stock repurchases	(165.3)	(77.3)
Common stock issuances	11.5	23.3
Other, net	4.4	(3.0)

Net cash used in financing activities	(484.4)	(127.1)

Effect of exchange rate changes on cash and cash equivalents	12.7	1.9

Net (decrease) increase in cash and cash equivalents	(314.7)	103.4
Cash and cash equivalents, beginning of period	527.2	423.8
Cash and cash equivalents, end of period	$212.5	$527.2